Exhibit 99.1


                              FOR IMMEDIATE RELEASE

MEDIA CONTACT:                              SHAREHOLDER CONTACT
Mary Ann Susco                              Marco Acosta
212-850-1382                                800-597-6068
suscom@jwseligman.com                       acostam@jwseligman.com

Seligman Select Municipal Fund, Inc. (NYSE: SEL) Announces Election of Directors and the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm

NEW YORK, July 8, 2008 - The Board of Directors of Seligman Select Municipal Fund, Inc. (NYSE: SEL) announced the election of four Directors at the Annual Meeting held today at the Corporation's offices, 100 Park Avenue, New York, New York.

Shareholders elected four Directors: Dr. Maureen Fonseca, Ms. Betsy S. Michel, James N. Whitson, and Brian T. Zino whose current terms expired at the 2008 Annual Meeting. The new terms for these four Directors will expire in 2011.

Additionally, the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund for 2008 was ratified by a majority of votes cast. Deloitte & Touche LLP and its predecessor firms have served as the independent registered public accounting firm for the Fund since its inception in 1990.

Seligman Select Municipal Fund, Inc. is managed by J. & W. Seligman & Co. Incorporated (JWS), a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds managed by JWS. Seligman Services, Inc. provides client services to shareholders of Seligman Select Municipal Fund, Inc. Seligman Advisors, Inc. and Seligman Services, Inc. are wholly-owned subsidiaries of JWS.

You should consider the investment objectives, risks, charges, and expenses of a fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database.

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